Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Manager and Member
DaimlerChrysler Services North America LLC:

We consent to the incorporation by reference in the registration statement (No. 333-120110) on Form S-3 of DaimlerChrysler Master Owner Trust of our report dated March 24, 2005, with respect to the statements of assets, liabilities and equity arising from cash transactions of DaimlerChrysler Master Owner Trust (the “Trust”) as of December 31, 2004 and 2003, and the related statements of cash receipts and disbursements for the years ended December 31, 2004 and 2003, and the period June 1, 2002 (inception) through December 31, 2002, which report appears in the December 31, 2004, annual report on Form 10-K of the Trust.

Our report dated March 24, 2005 contains an explanatory paragraph stating that the financial statements were prepared on the basis of cash receipts and disbursements, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America.

Detroit, Michigan
March 24, 2005